                               EXHIBIT (4)(b)(x)

                           FORM OF TAX RELIEF RIDER
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                  [LETTERHEAD OF TRANSAMERICA LIFE COMPANIES]

                        ADDITIONAL DEATH BENEFIT RIDER

We issued this rider as a part of the Certificate to which it is attached.

This rider will pay an Additional Death Benefit amount equal to a percentage of the gains accumulated in the Certificate since the rider was added. This additional death benefit will be paid whenever death proceeds are payable on the base Certificate to which this rider is attached.

This rider will be considered terminated when the Certificate is annuitized or surrendered, or an additional death benefit is paid under the terms of this rider. You may also terminate this benefit at any time by notifying us at our service center. Once terminated, this rider may be re-elected. However, a new rider will be issued and the Additional Death Benefit amount will be re-determined.

Certificate Number:                          [123456]
Rider Date:                                  [11-14-2000]
Additional Death Benefit Factor:             [10.00]%
Rider Fee Percentage:                        [0.75]%

DEFINITIONS

Rider Anniversary

The anniversary of the Rider Date for each year the rider remains in force.

Rider Date

The date that this rider is added to the Certificate.

Rider Earnings

The Certificate gains accrued and not previously withdrawn since the Rider Date. On a given date, this amount is equal to: the death proceeds of the base Certificate; minus the Account Value of the base Certificate on the Rider Date; minus Purchase Payments made after the rider date; plus amounts withdrawn from the Account Value after the Rider Date that exceed the Rider Earnings on the date of the withdrawal.

ADDITIONAL DEATH BENEFIT AMOUNT

If death proceeds are payable under the terms of the base Certificate to which this rider is attached, this rider will pay an Additional Death Benefit equal to the Additional Death Benefit Factor multiplied by the Rider Earnings on the date used to calculate the death proceeds.

ADDITIONAL DEATH BENEFIT PREMIUM

We will deduct a fee from the Account Value on each Rider Anniversary and a pro-rated fee on the termination date of the rider. The Rider Fee is equal to the Account Value at the time the fee is deducted, multiplied by the Rider Fee Percentage shown on the first page of this rider. The fee will be deducted from each subaccount and fixed account in proportion to the amount of Account Value in each account. This fee will not be deducted after the Certificate is annuitized.


 RTPG 9 501

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  SPOUSAL CONTINUATION

  If a death occurs and the deceased's spouse, if any, is continuing the base Certificate in lieu of receiving the death proceeds, the continuing spouse has the following options:

  . Terminate the Additional Death Benefit Rider and receive a one-time Account Value increase equal to the amount of the Additional Death Benefit. All future contingent deferred sales loads on this amount, if any, will be waived.

  . Continue the Additional Death Benefit Rider without the one-time Account Value increase. An Additional Death Benefit Amount would then be paid upon the death of the continuing spouse.



Additional Death Benefit Example:

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  Additional Death Benefit Example Assumptions:
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
  Account Value at rider issue                                                                                           $100,000
  Purchase Payments after rider issue                                                                                    $ 25,000
  Rider Earnings withdrawn                                                                                               $ 35,000
  Death proceeds on base Certificate                                                                                     $225,000
  Additional Death Benefit Factor                                                                                              10%
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  Additional Death Benefit Calculations:
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  Rider Earnings = death proceeds - Account Value on the Rider Date - Purchase Payments after the Rider Date +
  withdrawals that exceed Rider Earnings on date of withdrawal = $225,000 - $100,000 - $25,000 + $0                      $100,000

  Additional Death Benefit Amount = Additional Death Benefit Factor * Rider Earnings = 10% * $100,000                    $ 10,000

  Total death proceeds = death proceeds on base Certificate + Additional Death Benefit Amount = $225,000 + $10,000       $235,000
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



                       Signed for us at our home office.

          /s/ James W. Dederer                          /s/ Ron F. Wagley

                SECRETARY                                   PRESIDENT



 RTPG 9 501MP (2)